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                                                                       EXHIBIT 6





April 28, 1997



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York  10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 5 to Registration Statement No. 33-47927 on Form S-6 ("Registration Statement") which covers premiums received under Flexible Premium Multifunded Life Insurance Policies ("Policies") offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Policy form and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

(1) The illustrations of death benefits, cash values, cash surrender values and, where applicable, accumulated premiums for the Policy in the Section "Policy Benefits -- Cash Value -- Rates of Return and Index Values" and in the Section "Illustrations of Death Benefits, Cash Values, Cash Surrender Values and Accumulated Premiums" of the prospectus included in the Registration Statement ("Prospectus"), based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of the Policy for males ages 25 or 40, than to prospective purchasers of Policies for a male at other ages or for a female.

(2) The illustrations of the amount of the death benefit under each of the death benefit options in the Section "Policy Benefits -- Death Benefits" based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies.

(3) The illustration of the amount of surrender charge which would be taken upon the surrender of a particular policy in various Policy years in the Section "Charges and
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        Deductions - Surrender Charge," based on the assumptions stated in the illustration, are consistent with the provisions of the Policies.




I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.


                                     Very truly yours,


                                     -----------------
                                     Michael Harwood
                                     Vice-President and
                                     Actuary